SUB-ITEM 77M

ASGI MESIROW INSIGHT FUND I, LLC
ASGI MESIROW INSIGHT TEI FUND I, LLC
ASGI MESIROW INSIGHT FUND A, LLC
ASGI MESIROW INSIGHT TEI FUND A, LLC
(the "Feeder Funds")

Prior to April 1, 2012, the Feeder Funds operated as feeder funds in a master-feeder structure. Each of the Feeder Funds invested substantially all of its assets in ASGI Mesirow
Insight Fund, LLC (the "Master Fund" and together with the
Feeder Funds, the "Funds"). As of April 1, 2012, the Feeder Funds each distributed their respective interests in the Master Fund to investors and ceased operations (the "Reorganization"). Each Feeder Fund filed an application for deregistration pursuant to Form N-8F on May 29, 2012.
The Reorganization was considered by the Funds' board of managers at an in-person meeting held on September 20, 2011 and was approved by the members of the Funds ("Members") at a Special Meeting of Members held on November 17, 2011 at the offices of Alternative Strategies Group, Inc., 401 South Tryon Street, 5th Floor, Dollar Room, Charlotte, North Carolina, 28202.